UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 21, 2006

Transcat, Inc.

(Exact name of registrant as specified in its charter)

Ohio	000-03905	16-0874418

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 Vantage Point Drive, Rochester, New York		14624

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	585-352-7777

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.
     The disclosure set forth under Item 2.03 is incorporated herein by reference.
Item 1.02     Termination of a Material Definitive Agreement.
     On November 21, 2006, Transcat, Inc. (“Transcat”) and Transmation (Canada) Inc., a wholly-owned subsidiary of Transcat, terminated its Amended and Restated Loan and Security Agreement dated November 1, 2004, as further amended, (the “GMAC Credit Agreement”) with GMAC Commercial Finance LLC (“GMAC”). There were no material relationships between Transcat, Transmation (Canada) Inc. or their affiliates and GMAC other than in respect of the GMAC Credit Agreement.
     The GMAC Credit Agreement consisted of two term loans in the amount of $1,500,000 and $500,000, respectively, a revolving line of credit (having a maximum available amount of $9,000,000 with availability determined by a formula based on eligible accounts receivable (85%) and inventory (50%)), a capital expenditure loan option if certain conditions were met, and certain additional terms previously disclosed by Transcat in its periodic reports and notes to consolidated financial statements filed with the Securities and Exchange Commission.
     Transcat and Transmation (Canada) Inc. had pledged certain property and fixtures in favor of GMAC, including inventory, equipment and accounts receivable, as collateral security for the loans made under the GMAC Credit Agreement.
     Transcat and Transmation (Canada) Inc. terminated the GMAC Credit Agreement in connection with Transcat entering into a credit agreement with JPMorgan Chase Bank, N.A. on November 21, 2006, as described under Item 2.03 below.
     The aggregate payoff amount Transcat paid GMAC was $4,146,728, which included the amounts due under the revolving line of credit, the two term loans, and a termination premium of $47,878 (0.5% of the sum of $9,000,000 plus the aggregate non-revolving loan balance).
Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On November 21, 2006, Transcat entered into a Credit Agreement (the “Chase Credit Agreement”) with JPMorgan Chase Bank, N.A. (“Chase”). There are no material relationships between Transcat or its affiliates and Chase other than in respect of the Chase Credit Agreement.
     The Chase Credit Agreement provides for a three-year revolving credit facility in the amount of $10,000,000 (the “Revolving Credit Facility”). The Chase Credit Agreement replaced the GMAC Credit Agreement, which was set to expire in October 2008. In addition to refinancing Transcat’s then existing debt with GMAC, Transcat will use the Revolving Credit Facility for working capital and general corporate purposes, and for the issuance of letters of credit (limited to $2,000,000). The amount of any outstanding letters of credit will reduce availability under the Revolving Credit Facility.
     Interest on revolving credit loans will accrue, at Transcat’s election, at either a base rate or LIBOR, in each case, plus a margin. The base rate is the highest of prime, a three month certificate of deposit rate plus 1%, or the federal funds rate plus 1/2 of 1%. The margin is determined pursuant to a grid based on Transcat’s rolling four quarter ratio of funded debt to EBITDA as defined in the Chase Credit Agreement.
     The Chase Credit Agreement contains customary representations and warranties and affirmative and negative covenants, financial covenants that require compliance with fixed charge coverage and leverage ratios, and customary events of default. Upon proper notice and subject to certain limitations, Transcat may prepay all revolving credit loans at any time without premium or penalty.
     Loans under the Revolving Credit Facility are secured by a security interest in all of Transcat’s tangible and intangible personal property.
     The description of the Chase Credit Agreement in this Item 2.03 is qualified in its entirety by reference to the full text of the Chase Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.
Item 9.01     Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	Credit Agreement dated as of November 21, 2006 by and between Transcat, Inc. and JPMorgan Chase Bank, N.A.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSCAT, INC.

Dated: November 28, 2006	By:	/s/ John J. Zimmer

John J. Zimmer Vice President of Finance and Chief Financial Officer